Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers
Philadelphia Energy Solutions LLC:

We consent to the use of our report dated February 17, 2015, with respect to the balance sheet of Philadelphia Energy Solutions Inc. as of February 6, 2015, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, PA
February 17, 2015